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July 18, 1997

Mr. John Denis
210 East Pearson Street
Unit 4C
Chicago, Illinois 60611

Dear John,

What follows is a more formal summary of the agreement we negotiated. Needless to say, all of us are looking forward to you joining us in early August.

1. Base pay

            $22,500 per month/$270,000 per year.

      2.    Benefits

            $6,000 per year car allowance
            $10,000 allowance towards moving expenses
            Full Health Coverage
            401K participation, per terms of 401K plan
            Vacation: 1 week first year, 2 weeks years 2 to 5, 3 weeks after 5 years

      3.    Incentive compensation, 1998 to 2000 (1997 prorated)

            Achieve calendar year sales of $50 MM, $25,000 bonus
            Achieve calendar year sales of $75 MM, $50,000 bonus
            Achieve calendar year sales of $100 MM, $100,000 bonus

      For purposes of this calculation, base sales from mergers and acquisition will not be included in the gross sales calculation. To explain, if a company with $20 million in sales is acquired, base level sales of $20 million would not be included in the calculation. Incremental sales above $20 million generated from the acquired company would be included.

      4.    Profit sharing

            .25 % of first 5 million in pre-tax profits after other incentives.
            .5% of pre-tax profits between $5 and $10 million after other incentives.
            .75% of pre tax profits between $10 and $15 million after other incentives.
            1% of pre-tax profits above $15 million after other incentives.

      5.    Stock options

            10,000 shares at $25 per share vested over three years. One third will be vested upon completion of one year of employment, another third will be vested after completion of two years of employment and the remainder to be vested after the completion of three years employment.


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      6.    Severance

      Except for the standard ethical exceptions--theft, drug, alcohol abuse or some legal violation such as sexual misconduct, etc.--Natrol will guarantee six months of severance through six months of employment and three months thereafter. The guarantee will remain effective until the date of your first stock option vesting. At that point, you will be considered a part owner of the company, a partner, and an employee at will.

      With warmest regards,

      /s/ ELLIOTT BALBERT

      Elliott Balbert
      President, Chairman of the Board